Exhibit 10.1

BUCYRUS INTERNATIONAL, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION

Effective April 1, 2009

The Board approved an annual cash retainer fee to be paid to our non-employee directors of $55,000, with fees payable in advance on a quarterly basis. The Board also approved an additional annual cash retainer fee paid to our Chairman of the Board of $10,000, payable in advance on a quarterly basis. The Board approved an annual retainer fee paid to our non-employee directors of $75,000 worth of our Common Stock, with the stock to be granted at each annual stockholders’ meeting or upon initial election or new appointment to our Board (with a prorated stock grant being made for non-employee directors whose initial election or new appointment occurs on or after July 1 of any year). Any shares of Common Stock will be issued pursuant to the Omnibus Incentive Plan 2007.

Non-employee directors also receive $1,500 per Board and committee meeting attended. Board committee chairpersons receive an additional fee of $1,000 per committee meeting. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Non-employee directors may elect to receive the annual cash retainer, Board meeting fees and committee meeting fees in the form of cash or shares of Company stock.

Non-employee directors are also eligible to participate in the Bucyrus International, Inc. Nonqualified Non-Employee Directors Deferred Compensation Program.